Exhibit 99.1

News:	For Immediate Release	October 4, 2006

Contact:	Leah Campbell, Remy International, Inc.	765-778-6848

Remy names Philippe James as President and Managing Director of Europe

Anderson, Ind., October 4, 2006 — Remy International, Inc. is pleased to announce the appointment of Philippe James as the President and Managing Director of Europe.

Previously, James served as the VP and General Manager at Honeywell Automotive and Cables Pirelli S.A. respectively. Additionally, he has over 20 years of experience in various sales and marketing roles with Corning Glass France and Compagnie Europeenne D’Accumulateurs.

Most recently Philippe has been serving as a consultant on a variety of automotive assignments throughout Europe. He has a degree from the Institut Superieur du Commerce de Paris. “He is driven to deliver on his commitments and drive for results. Philippe will drive synergies across our total European business eliminating barriers and waste to create better value for our aftermarket and OE customers,” said John Weber, President and CEO.

Patrick Mobouck, who had previously served in this role, will be leaving the company to pursue other opportunities. ”We appreciate Patrick’s contributions and wish him well in his future endeavors. He has worked hard to build our European presence,” said Weber.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications.

Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the Company’s website: http://www.remyinc.com

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